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                                                                    Exhibit 99.1
                                                                    ------------

For Immediate Release

           JPMORGAN CHASE AND BANK ONE ANNOUNCE BOARD OF DIRECTORS FOR
                                COMBINED COMPANY

   NEW YORK, MAY 3, 2004 -- J.P. Morgan Chase & Co. (NYSE: JPM) and Bank One Corporation (NYSE: ONE) announced today the anticipated Board of Directors of J.P. Morgan Chase & Co. effective upon the completion of the merger.

JPMorgan Chase and Bank One currently expect that the proposed merger will close in mid-2004. The merger is subject to stockholder approval and to receipt of regulatory approvals. Stockholder meetings for both JPMorgan Chase and Bank One have been scheduled for May 25, 2004. At their annual meetings, stockholders will be asked to vote on the merger agreement, elect their respective Boards of Directors and act on such other matters as are specified in the notice of meeting.

The Directors elected at the annual meetings on May 25 will serve until the merger is completed. Under the merger agreement, the Board of the combined company will have 16 members, consisting of eight Directors from each company. The eight Directors from JPMorgan Chase will include William B. Harrison, Jr., who will be Chairman and Chief Executive Officer, and seven other Directors designated by the JPMorgan Chase Board. The eight Directors from Bank One will include James Dimon, who will be President and Chief Operating Officer, and seven other Directors designated by the Bank One Board.

Subject to the election of each nominee as proposed at the JPMorgan Chase and Bank One annual meetings, the members of the Board of Directors upon the completion of the merger will be as follows. All of the Directors other than Messrs. Harrison and Dimon are independent under the definitions adopted by JPMorgan Chase and Bank One in accordance with New York Stock Exchange listing standards, and all are expected to be independent following the merger.

Hans W. Becherer, Retired Chairman & Chief Executive Officer, Deere & Company * John H. Biggs, Former Chairman and Chief Executive Officer, TIAA-CREF *
Lawrence A. Bossidy, Retired Chairman of the Board, Honeywell International, Inc. *
Stephen B. Burke, President, Comcast Cable Communications, Inc. **
James S. Crown, President, Henry Crown and Company **
James Dimon **
Ellen V. Futter, President and Trustee, American Museum of Natural History * William H. Gray, III, Retired President and Chief Executive Officer, The College Fund/UNCF *
William B. Harrison, Jr. *
Laban P. Jackson, Jr., Chairman and Chief Executive Officer, Clear Creek Properties, Inc. **
John W. Kessler, Owner of John W. Kessler Company **
Robert I. Lipp, Executive Chairman, St. Paul Travelers Companies, Inc. ** Richard A. Manoogian, Chairman and Chief Executive Officer, Masco Corporation ** David C. Novak, Chairman and Chief Executive Officer, Yum! Brands, Inc. **
Lee R. Raymond, Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation *
John R. Stafford, Retired Chairman of the Board, Wyeth *

 *    designated by JPMorgan Chase
 **   designated by Bank One


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Both Messrs. Harrison and Dimon expressed their deep appreciation for the work of their respective Boards and for their support in establishing the Board structure of the merged company.

In connection with the proposed transaction, JPMorgan Chase has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission containing a joint proxy statement-prospectus with regard to the proposed merger and Bank One has filed a Definitive Proxy Statement on Schedule 14A with the SEC that also contains the joint proxy statement-prospectus. Stockholders are advised to read the joint proxy statement-prospectus because it contains important information. Stockholders may obtain a free copy of the joint proxy statement-prospectus and other documents filed by JPMorgan Chase and Bank One with the SEC, at the SEC's internet site (http://www.sec.gov). Copies of the joint proxy statement-prospectus and the SEC filings incorporated by reference in the joint proxy statement-prospectus can also be obtained, without charge, by directing a request to J.P. Morgan Chase & Co., 270 Park Avenue, New York, NY 10017, Attention: Office of the Corporate Secretary (212-270-6000), or to Bank One Corporation, 1 Bank One Plaza, IL1-0738, Chicago, IL 60670, Attention:
Investor Relations (312-732-4812).

Copies of the joint proxy statement-prospectus are being provided to all stockholders of record on April 2, 2004. Mailing of the joint proxy statement-prospectus commenced April 21, 2004.

Bank One Corporation (www.bankone.com) is the nation's sixth-largest bank holding company, with assets of $320 billion. Bank One currently has more than 51 million credit cards issued, nearly 7 million retail households, and approximately 20,000 middle market customers. It also manages $188 billion of clients' investment assets.

J.P. Morgan Chase & Co. (www.jpmorganchase.com) is a leading global financial services firm with assets of $801 billion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, investment management, private banking and private equity. A component of the Dow Jones Industrial Average, J.P. Morgan Chase & Co. is headquartered in New York and serves more than 30 million consumers nationwide, and many of the world's most prominent corporate, institutional and government clients.

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MEDIA CONTACTS:

JPMorgan Chase          Joseph Evangelisti   (212) 270-7438

Bank One                Thomas A. Kelly      (312) 732-7007


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